UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2021

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Innovation Way, Akron, Ohio	44316-0001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Without Par Value	GT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 28, 2021, Goodyear Europe B.V. (the “Issuer”), a subsidiary of The Goodyear Tire & Rubber Company (the “Company”), issued €400,000,000 in aggregate principal amount of its 2.750% Senior Notes due 2028 (the “Notes”). The Notes are guaranteed, jointly and severally, on an unsecured basis, by the Company and its wholly owned U.S. and Canadian subsidiaries that also guarantee the Company’s obligations under certain of its senior secured credit facilities and senior unsecured notes (the “Subsidiary Guarantors”).

The Notes were offered and sold pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States to persons other than U.S. persons in reliance on Regulation S under the Securities Act.

The Notes have been listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Professional Segment of the Euro MTF Market of the Luxembourg Stock Exchange.

The Notes were issued pursuant to an Indenture, dated as of September 28, 2021, among the Company, the Issuer, the Subsidiary Guarantors, Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank AG, London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as registrar and transfer agent. The Indenture provides, among other things, that the Notes are senior unsecured obligations of the Issuer and rank equally with all of the Issuer’s other senior unsecured and unsubordinated debt.

Interest is payable on the Notes on February 15 and August 15 of each year, beginning on February 15, 2022. The Notes will mature on August 15, 2028. Prior to August 15, 2024, except as described below and subject to certain other limited exceptions, the Issuer may not redeem the Notes. On or after August 15, 2024, the Issuer may redeem for cash some or all of the Notes at the redemption prices specified in the Notes, plus accrued and unpaid interest to the redemption date. In addition, at any time prior to August 15, 2024, the Issuer may redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings. The optional redemption provisions are set forth in the Indenture and the Notes.

The terms of the Indenture, among other things, limit the ability of the Company and certain of its subsidiaries, including the Issuer, to (i) incur certain liens, (ii) enter into certain sale/leaseback transactions and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to a number of important exceptions and qualifications set forth in the Indenture. Also, if the Notes are assigned an investment grade rating by at least two of Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc., and no default has occurred and is continuing, the Issuer may elect to suspend the subsidiary guarantees with respect to such Notes.

The Indenture provides for customary events of default that include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest, breach of certain covenants or other agreements in the Indenture, defaults in or failure to pay certain other indebtedness or certain judgments and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then-outstanding Notes may declare the principal of and the accrued but unpaid interest on all of the Notes to be due and payable. In addition, if the Company or the Issuer experiences a change of control triggering event (as defined in the Indenture), the Issuer will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

The Issuer intends to use the net proceeds from the issuance of the Notes to redeem in full the €250,000,000 in aggregate principal amount outstanding of its 3.75% senior notes due 2023. The remaining net proceeds will be used for general corporate purposes, which may include repayment of outstanding borrowings under revolving credit facilities.

A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K. The descriptions of the material terms of the Indenture and the Notes are qualified in their entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1*	Indenture, dated as of September 28, 2021, among the Issuer, the Company, the Subsidiary Guarantors, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as registrar and transfer agent.

4.2*	Form of global note for 2.750% Senior Notes due 2028 (set forth as Exhibit 1 to the Indenture attached as Exhibit 4.1 hereto).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 28, 2021	THE GOODYEAR TIRE & RUBBER COMPANY

	By:	/s/ Daniel T. Young
Daniel T. Young
Secretary